Exhibit 10.16
SEVERANCE AGREEMENT AND RELEASE

THIS AGREEMENT is made and entered into by and between THE MANITOWOC COMPANY, INC., with its principal office at 2400 South 44th Street, Manitowoc, Wisconsin (“the Company”) and Michael J. Kachmer (“Employee”).

RECITALS

A.    Employee has decided to resign his employment and all offices with the Company, including Senior Vice President, The Manitowoc Company, Inc. and President of Manitowoc Foodservice; and

B.    Employee and the Company have agreed to a severance package including a release of all claims.

AGREEMENT

IN CONSIDERATION of the foregoing, the parties agree as follows:

1.    Resignation. Employee resigns his employment and all offices and directorships with the Company and its affiliates and his employment, offices and directorships terminate effective immediately on April 3, 2013 (the “Termination Date”). Employee’s Contingent Employment Agreement with the Company is terminated effective immediately upon execution of this Agreement. Employee agrees that he will not apply for employment with the Company or any of its related entities at any time in the future, and Employee waives any right he may have to be employed by the Company and any of its related entities at any time in the future.

2.    Benefits. As consideration for the execution of this Agreement, compliance with the terms of the Agreement, and waiver of the legal rights set forth herein, Employee will receive the following:

(a)    Effective seven (7) calendar days after Employee executes this Agreement, and subject to adjustment as provided below, the Company agrees to pay Employee Four Hundred Eighty-Five Thousand Dollars ($485,000.00) in biweekly payments of Eighteen Thousand Six Hundred Fifty-Three and 85/100 Dollars ($18,653.85) each, for twenty six (26) two-week periods (the “Severance Pay Period”), provided that the initial payment and final payment may be a greater or lesser amount so as to conform with the company’s regular biweekly payroll period. This amount will be paid on the Company’s regular biweekly payroll period and is subject to any and all applicable federal and state withholdings. In the event Employee obtains other employment before the end of the Severance Pay Period, Employee shall immediately notify the Company of such employment in writing. The Company’s payments to Employee under this paragraph will be reduced by the amount of compensation earned by Employee from Employee’s new employer(s) up to and through the completion of the Severance Pay Period regardless of when such amount was paid. Employee expressly agrees that failure to immediately advise Company of Employee’s new employment shall constitute a material breach of this Agreement, and Employee will forfeit all amounts paid or that otherwise would be paid by the Company under this subparagraph from the date of his new employment until the end of the Severance Pay Period. Employee shall immediately repay to the Company all amounts paid by the Company applicable to the period commencing on the date of his new employment through the end of the Severance Pay Period. Notwithstanding such forfeiture, the remaining provisions of this agreement shall remain in full force and effect. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company to substantiate his new employment and all compensation and rights under his new employment.

(b)    The Company will continue to provide Employee with group health insurance coverage and dental reimbursement through April 30, 2013, at which time all such coverage will be terminated and applicable COBRA coverage will be made available to Employee. The available coverage is the same coverage which is available for all non-represented employees of the Company. Beginning May 1, 2013, Employee understands that Employee is eligible to elect continued health and/or dental insurance coverage under COBRA. If Employee elects continued coverage under COBRA, the Company agrees to reimburse Employee for 80% of the monthly COBRA cost upon receipt of proof of payment from May 1, 2013 through the end of the Severance Pay Period. Employee understands it is Employee’s sole obligation to make these COBRA payments on a monthly basis in order to continue Employee’s health or dental insurance benefits and that failure by Employee to make these payments timely will result in cessation of benefits. If Employee obtains other employment prior to the end of the Severance Pay Period which offers any of such insurance coverage, the Company’s obligation to reimburse Employee for COBRA payments will be terminated. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility.

(c)    Employee will receive payment for any unused 2013 vacation allowance. This will be paid out in a lump sum within thirty (30) days of Employee executing this Agreement, subject to federal and state withholdings.

(d)    Employee will be entitled to receive any vested retirement plan benefits that Employee has accrued through the Termination Date. For purposes of this provision, a retirement plan shall mean any retirement plan of the Company qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Such benefits shall be calculated and paid in accordance with the terms of such plan(s).

(e)    The Company will provide outplacement services for a period of twelve (12) months through an outplacement service selected by the Company.

3.    Equity Compensation.  In accordance with the terms of The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan (“Plan”), the individual award agreements between Employee and Company and subsequent action by the Company's Compensation Committee:

(a)    Employee shall be granted one additional year of vesting service toward his non-vested stock options (both incentive stock options (“ISOs”) and non-qualified stock options

(“NQSOs”)) and shall be entitled to a December 31, 2013 distribution of the remaining performance shares (“RSUs”) awarded in 2011, but previously withheld.

(b) Employee shall forfeit any and all right and interest in the following awards immediately upon termination: (i) all non-vested ISOs and NQSOs (after consideration of the additional year of vesting service noted above); (ii) all performance shares (“RSUs”) granted after 2011; and (iii) all restricted stock awards (“RSAs”) which remain subject to any unsatisfied restriction, performance requirement or measurement period.

(c)    Employee will have twelve (12) months from the Termination Date to exercise vested and currently exercisable ISOs and NQSOs. Because the Company has extended the original exercise period from six (6) months to twelve (12) months, any ISO not exercised within three (3) months of the Termination Date will be treated as an NQSO. Any ISOs or NQSOs not exercised within twelve (12) months of the Termination Date will be forfeited.

(d)    The parties agree that the following schedule represents Employee’s outstanding equity grants by type and date, as of the date of this Agreement:

AWARD DATE	AWARD TYPE	AWARD PRICE	AWARD AMOUNT	NUMBER VESTED	EXERCISABLE FOR 12 MONTHS	FORFEIT ON TERMINATION
02/27/2007	ISO	$29.5150	13,552	13,552	13,552	0
02/15/2008	ISO	$39.1300	2,555	2,555	2,555	0

02/27/2007	NQSO	$29.5150	36,448	36,448	36,448	0
02/15/2008	NQSO	$39.1300	10,445	10,445	10,445	0
02/24/2009	NQSO	$4.4100	92,600	92,600	92,600	0
02/11/2010	NQSO	$11.3500	101,000	75,750	75,750	25,250
02/14/2011	NQSO	$19.7800	80,600	60,450	60,450	20,150
02/28/2012	NQSO	$16.2800	58,900	29,450	29,450	29,450
02/26/2013	NQSO	$18.1400	38,700	9,675	9,675	29,025
					TO BE TRANSFERRED ON 12/31/2013
02/14/2011	RSU	N/A	3,359	2,519	840	0
02/14/2011	RSU	N/A	36,800	27,600	9,200	0
02/28/2012	RSU	N/A	28,800	0	N/A	28,800
02/26/2013	RSU	N/A	29,100	0	N/A	29,100

4.    No Other Obligations. Employee acknowledges and agrees that aside from Paragraphs 2 and 3, there are no other amounts, obligations or benefits due Employee by the Company. Further, Employee acknowledges and agrees that Employee is not eligible for any separation or termination benefit other than as set forth herein and Employee acknowledges that Employee’s right to any benefit or payment authorized under this Agreement is conditioned upon: (a) Employee’s execution of the Agreement; (b) Employee not revoking the Agreement as described in Paragraph 17 of the Agreement; and (c) Employee’s compliance with all obligations ascribed to Employee under this Agreement.

5.    Employment Reference. The Company agrees that all inquiries to the Company regarding Employee’s employment shall be directed and responded to by the Senior Vice President of Human Resources & Administration. Said response shall reference only Employee’s dates of employment, positions held, and an agreed upon summary of Employee’s performance and reasons for departure from the Company (a copy of which is attached to this Agreement). Employee may list Tom Musial and/or Glen Tellock as references who, if called upon by a prospective employer of Employee, will provide a recommendation consistent with the terms set forth in this paragraph. In the event that additional references are needed, Tom Musial and/or Glen Tellock shall select director(s), officer(s), and/or Employee’s former staff who shall provide a recommendation consistent with the terms set forth in this paragraph. In order to ensure compliance with this paragraph, any and all reference and/or recommendations shall be presented to and approved by the Senior Vice President of Human Resources & Administration prior to their release.

6.    Non-Disclosure of Confidential Information. Employee agrees that a duty to protect the Company’s (and its affiliates’) confidential information is imposed upon Employee by law. Confidential information of the Company and its affiliates includes, but is not limited to, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, personnel-related information including employee compensation information, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s (and/or any affiliate’s) facilities or operations), which is not generally known by or readily available to the public at the time of disclosure. In addition, and without limiting the duties imposed by law, Employee agrees for the two (2) years following Employee’s termination of employment not to disclose to a third party or use, directly or indirectly, any confidential information of the Company, except as required by law or with the express written consent of the Company. Employee agrees that, in the event any person or entity seeks to legally compel Employee to disclose any such confidential information of the Company, Employee shall provide the Company with prompt written notice so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, Employee agrees to furnish only that portion of the confidential information of the Company which is legally required to be disclosed and will exercise Employee’s best efforts to obtain commercially reasonable assurances that confidential treatment shall be accorded to such confidential information of the Company. The parties also acknowledge that certain of the Company’s confidential information is a “trade secret” as that term is defined in Sec. 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act and that Employee agrees that Employee shall never disclose to a third party or use any trade secrets of the Company. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein. Employee acknowledges that all original works of authorship made within the scope of Employee’s employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA §101).

7.    Return of Company Property. Any Company property over which Employee has any control, is in Employee’s possession or which was in Employee’s possession or was otherwise entrusted to Employee for use in Employee’s employment must and will be turned over and must remain on Company premises immediately on the Termination Date. Any Company property over which the Employee has any control, was in the Employee’s possession or which was otherwise entrusted to Employee that is not on Company premises as of the Termination Date will be returned to the Company as soon as possible following the Termination Date. Employee agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of the Company’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with the Company in an effort to transfer any files, data, systems, or other information to the Company or its designated agent or employee. Employee agrees that, as of the date of Employee’s termination, Employee will not access or attempt to access any computer, e-mail, voicemail, or other system of the Company. Employee agrees that any breach of any aspect of this paragraph shall entitle the Company to any and all relief provided for under Paragraph 10 of this Agreement, including immediate cessation of any severance payments and benefits under this Agreement and the return of any severance payments previously made to Employee.

8.    Post-Employment Restrictions. The parties understand and agree that the Company’s relationship with its customers is one of the most valuable assets of the Company. These relationships and the goodwill that the Company has developed with its customers are crucial to the Company’s present and future success. The parties agree that the Company’s customer contacts and relations are established and maintained at great expense and that Employee, by virtue of employment with the Company, has had unique and extensive exposure to and personal contact directly with the Company’s customers.

The parties further agree that the Company’s clients with whom Employee had direct or indirect contact are a small percentage of the total number of organizations and associations who are clients or potential clients for companies offering the same or similar services and products offered by the Company. Further, the parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of the Company’s business, trade secrets and confidential information and to prevent damage or loss to the Company as a result of action taken by Employee. Employee acknowledges that the post-employment restrictions contained in this Agreement are reasonable and do not inhibit the free flow of trade or business. Employee acknowledges that Employee could continue to actively pursue Employee’s career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement. Therefore, the parties agree as follows:

(a)    Employee agrees that, for a period of two (2) years following the Termination Date, Employee will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom Employee had direct or indirect contact during the two (2) year period preceding Employee’s termination for the purpose of providing services or products that are substantially similar to the services or products which the Company provides to said customers. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee and does not deprive Employee of legitimate competitive opportunities to which Employee is entitled.

(b)    Employee further agrees that, for a period of two (2) years following the Termination Date, Employee will not interfere with or attempt to impair the relationship between the Company and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with the Company to accept employment with a competitor of the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (i) initiating communications with an employee of the Company relating to possible employment with a competitor of the Company; (ii) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment to accept employment with a competitor of the Company; (iii) referring employees of the Company to personnel or agents employed or engaged by competitors of the Company; or (iv) referring personnel or agents employed or engaged by competitors of the Company to employees of the Company. This restriction does not prevent Employee’s future employer from hiring any Company employees without Employee’s involvement.

(c)    Employee further agrees that, for a period of two (2) years following the Termination Date, Employee will not interfere with or attempt to impair the relationship between the Company and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with the Company to accept employment with any entity with which Employee is an employee, officer, agent, independent contractor, consultant, and/or representative (the “Entity”). For purposes of this subparagraph, Entity shall include any affiliates of the Entity. The term “solicit, entice or induce” includes, but is not limited to, the following: (i) initiating communications with an employee of the Company relating to possible employment with the Entity; (ii) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment to accept employment with the Entity; (iii) referring employees of the Company to personnel or agents employed or engaged by the Entity; or (iv) referring personnel or agents employed or engaged by the Entity to employees of the Company. This restriction does not prevent Employee’s future employer from hiring any Company employees without Employee’s involvement.

Employee agrees that any breach of any aspect of this paragraph will entitle the Company to any and all relief provided for under Paragraph 9, including immediate cessation of any severance payments and benefits under this Agreement and the return of any severance payments previously made to Employee.

9.    Enforcement. Employee acknowledges that an irreparable injury will result to the Company and its business in the event of a breach of any of the covenants or obligations of Employee contained in this Agreement. Employee also acknowledges and agrees that the damages or injuries which the Company may sustain as a result of such a breach are difficult to ascertain and money damages alone would not be an adequate remedy to the Company. Employee therefore agrees that if a controversy arises concerning the rights or obligations of a party under this Agreement or Employee breaches any of the covenants or obligations contained in this Agreement, the Company shall be entitled to any injunctive, or other, relief necessary to enforce, prevent or restrain any violation of the provisions of this Agreement (without posting a bond or other security). Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other right or remedy to which the Company may be entitled. Employee also agrees that any breach by Employee of Employee’s obligations enumerated in this Agreement shall entitle the Company to the return of any severance payment or any other benefit paid, or received by Employee, hereunder, and reimbursement of any and all attorneys fees incurred in enforcing this Agreement or taking action against Employee for breach of this Agreement.

10.    Confidentiality of Agreement. Employee agrees that the existence of this Agreement and the terms and contents of this Agreement shall be kept confidential and shall not be disclosed in any way, directly or indirectly, to any other person or entity. The terms of this paragraph shall not apply to disclosures to immediate family, disclosures compelled by judicial process, disclosures to taxing authorities required by law or consultations with attorneys, accountants or governmental agencies as necessary to implement the terms of this Agreement.

11.    Release. Employee, for and in consideration of the terms of this Agreement, does hereby for Employee, and for Employee’s heirs, personal representatives and assigns, fully and forever release and discharge the Company, the officers, employees, and/or agents of the Company, the members of the board of directors of the Company, and the Company’s benefit plans and its fiduciaries, from any and all claims, demands, damages, actions, rights of action, both known and unknown, costs, loss of wages, expenses, compensation, and any other relief, on account of, or in any way growing out of any events relating to Employee’s employment and/or termination from employment with the Company. This release includes (but is not limited to) any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release of any claims for wrongful discharge arising from the separation of Employee’s employment and any claims under any severance plan of the Company. This release includes both claims that Employee knows about and those which Employee may not know about. Except as set forth in Paragraphs 2 and 3 of this Agreement, this release also acts as a waiver and release of any rights Employee has to any benefits under the Company’s retirement or other benefit plans. Further, this release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the effective date of this Agreement. Employee agrees that nothing in this Agreement is to be construed as an admission of liability or wrongdoing of any sort by the Company in the negotiation or execution of this Agreement.

12.    ADEA Waiver. Employee, without limiting the foregoing release, specifically agrees and represents that Employee is waiving and releasing all claims arising under the Age Discrimination in Employment Act of 1967, that in exchange for the waiver and release of those claims, Employee is receiving consideration in addition to anything of value to which Employee is already entitled, that Employee is not waiving any claims or rights that may arise after the effective date of this Agreement, and that Employee has been advised to consult with an attorney of Employee’s choice prior to executing this Agreement regarding the content of the Agreement and the legal rights waived hereunder.

13.    Hold Harmless. Employee further agrees that the consideration paid hereunder is in full and final compromise of all claims known or unknown that Employee may have against the Company as of the effective date of this Agreement. Employee agrees not to file suit, or initiate a proceeding, claim or charge or cause any other suit, proceeding, claim or charge to be filed by any other person or entity on Employee’s behalf, against the Company related to any events concerning Employee’s employment or termination from employment with the Company. If Employee breaches this Agreement by filing a lawsuit based on claims that Employee has released, Employee will pay for all costs incurred by the Company, including reasonable attorneys’ fees, in defending against Employee’s claim.

14.    Noninterference Clause. Notwithstanding the above, nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission and/or the State of Wisconsin Department of Workforce Development, or any other federal or state regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by Employee herein and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.

15.    Non-Disparagement. Employee agrees that Employee will not make any statements regarding the Company, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonably be viewed as disparaging or in any way reflecting negatively on the reputation of the Company unless otherwise required by law. Likewise, the Company agrees that no officer of the Company or agent of the Company acting at the express direction of an officer of the Company will make any statements regarding Employee, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonable be viewed as disparaging or in any way reflecting negatively on the reputation of the Employee unless otherwise required by law. The Parties understand and mutually agree that, prior to any action being brought for breach of this paragraph, the alleged disparaging remark and the identity of the person making the alleged disparaging remark shall be identified and presented to the Party who allegedly breached this provision and said Party shall be given the opportunity to rescind and/or retract the alleged statement, or otherwise cure the alleged breach.

16.    Consideration Period. Employee will have twenty-one (21) calendar days from the date Employee receives this Agreement to consider its terms and decide whether to sign it. This period is designed to allow Employee time to consult with an attorney, or anyone else whose advice Employee may need or want. The execution of this Agreement prior to the expiration of the twenty-one (21) calendar day period does not negate the fact that Employee had the full twenty-one (21) calendar day period for consideration of this Agreement. If this Agreement is not signed by Employee prior to the conclusion of the twenty-one (21) calendar day period, the Company’s offer to Employee, as contained in this Agreement, shall expire.

17.    Revocation Period. After signing this Agreement, Employee will have seven (7) calendar days to revoke it. Any revocation should be in writing and delivered to Mr. Thomas G. Musial, Sr. Vice President Human Resources and Administration, The Manitowoc Company, Inc., 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, by no later than the end of the seventh (7th) calendar day of the revocation period. Employee understands and agrees that, should Employee exercise this right of revocation, Employee will not be entitled to any payment or consideration under this Agreement.

18.    Code Section 409A. To the extent applicable, it is intended that this Agreement and any payments or benefits due hereunder comply with the provisions of Code Section 409A. This Agreement shall be administered by the Company in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A).

19.    Governing Law. The parties agree that the construction and interpretation of this Agreement shall be governed by the laws of the State of Wisconsin.

20.    Severability. The parties understand and agree that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of the clauses shall not affect the validity or enforceability of the other provisions or clauses hereof.

21.    No Waiver. The parties agree that this Agreement shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, unless the parties agree in writing. To prevent adverse tax consequences, the parties agree that they will not modify the payment schedule set forth in Paragraph 2(a) above.

22.     Entire Agreement. This Agreement represents the full and final agreement between Employee and the Company, superseding any oral, written or other agreement between the parties concerning Employee’s employment with the Company and termination therefrom.

23.    IN ENTERING INTO THIS AGREEMENT, EACH PARTY EXPRESSLY STATES THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED TO SUCH PARTY BY ITS RESPECTIVE ATTORNEY, AGENT, OR REPRESENTATIVE, THAT THE PARTY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF ITS OWN FREE

WILL AND THAT THE PARTY UNDERSTANDS THAT THIS AGREEMENT CONSTITUTES A FULL, FINAL AND BINDING SETTLEMENT OF THE MATTERS COVERED BY THIS AGREEMENT. EACH PARTY FURTHER STATES THAT ITS WILLINGNESS TO ENTER INTO THIS AGREEMENT WAS NOT INDUCED BY, OR BASED UPON, ANY REPRESENTATION BY ANY OTHER PARTY HERETO, OR ITS AGENTS OR EMPLOYEES, WHICH IS NOT CONTAINED IN THIS AGREEMENT. VALUABLE LEGAL RIGHTS ARE WAIVED HEREUNDER.

ACCEPTED BY:

THE MANITOWOC COMPANY, INC.

By:

Michael J. Kachmer	Thomas G. Musial, Senior Vice President Human Resources and Administration

Date: _______________________________        Date: _______________________________